SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
January 31, 2008

LIBERTY RENEWABLE FUELS LLC
(Exact name of registrant as specified in its charter)

Delaware	333-140098	20-5284919
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3508 E. M-21
Corunna, Michigan 48817
(Address of principal executive offices including Zip Code)

(989) 743-1042

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

In October 2006, Liberty Renewable Fuels LLC (the “Company”) entered into a grain origination agreement (the “Grain Agreement”) with a related party, Cooperative Elevator, Co., a Michigan cooperative corporation (“Cooperative Elevator”). Cooperative Elevator is a related party through the subscription of 250 units in the Company. The Grain Agreement provided that, from and after October 1, 2008 through September 30, 2012, Cooperative Elevator would use its best good faith efforts to originate all corn available to it within the area where it has traditionally done business (the “Trade Territory”), for resale to the Company, subject to certain exceptions, such as feed corn sold to Cooperative Elevator Quality Feeds, Inc. The Grain Agreement was subject to automatic one year extensions if not terminated 12 months prior to its expiration date and this agreement could be terminated early upon the occurrence of typical early termination provisions such as force majeure. Under the Grain Agreement, Cooperative Elevator was to sell corn to the Company for the prevailing market price, and charge handling and storage fees. During the term of the Grain Agreement, and for so long as Cooperative Elevator had not breached any of its obligations under the Grain Agreement, the Company agreed to not (i) enter into any agreement for corn origination and/or storage with any third-party seller located in the Trade Territory or (ii) store corn in the Trade Territory other than through Cooperative Elevator. This obligation was subject to certain exceptions, such as that the Company could purchase corn from any licensed grain dealer on a spot basis under certain circumstances. The Grain Agreement was previously filed as exhibit 10.4 to the Company’s registration statement on Form S-1 filed with the SEC on January 19, 2007.

The Grain Agreement contained certain guarantees commencing in 2009 that Cooperative Elevator would be paid its storage and handling fees for certain deemed volumes of corn handled, even if that volume was not actually handled by Cooperative Elevator. Cooperative Elevator reserved in the Grain Agreement the right to continue to use its elevators to originate, handle, store, sell and ship other commodities to other purchasers throughout the term, and the origination, handling and storage of corn under the Grain Agreement would be done in such manner as to reasonably accommodate and not impinge upon such marketing of other commodities.

The Grain Agreement contained a provision whereby either Cooperative Elevator or the Company could terminate the Grain Agreement if the Company failed to (a) complete its registered offering of securities on or before October 1, 2007, with at least 80% of the units subscribed for; or (b) commence production of ethanol at the Plant by December 31, 2008. Currently, the 80% subscription requirement has not been met by the Company. On January 31, 2008, the Company received a letter from Cooperative Elevator stating that Cooperative Elevator was exercising its right to terminate the Grain Agreement, effective immediately, because of the Company’s failure to meet the 80% subscription requirement. As a result, the term of the Grain Agreement was cancelled effective January 31, 2008 and it has been deemed void ab initio. There are no termination fees, costs or penalties due by either party to the Grain Agreement.

In addition, in October 2006, the Company executed a non-binding letter of intent to purchase Auburn Bean & Grain Company (“Auburn”), a Michigan grain processing company which has a combined storage of 13 million bushels of grain at facilities located in Oakley, Hemlock, Saginaw and Auburn, Michigan in addition to agronomy facilities. If the acquisition was consummated, the Company intended to operate Auburn as a wholly-owned subsidiary of the Company. The letter of intent contemplated a purchase price which includes 1,000 units of Company membership units and a cash payment not to exceed $17,925,000 that would be subject to completion of due diligence and determination of Auburn indebtedness. Representatives from Auburn serve on the Company’s Board of Managers, including Auburn President Cliff Vennix, Auburn General Manager Bob Kennedy and Auburn Grain Merchandiser Ron Balzer. Because of this conflict, these board members have not participated in the voting to approve such transactions. The letter of intent was previously filed as exhibit 10.6 to the Company’s registration statement on Form S-1 filed with the SEC on January 19, 2007.

The Company and Auburn also agreed to enter into a separate corn origination agreement with a term from July 1, 2008 through July 1, 2013 that would require Auburn to sell to the Company all corn it originates at the price Auburn pays for such corn in exchange for a handling and storage fee. Unlike the remainder of the letter of intent, the obligation to enter into the corn origination agreement was binding upon the parties and would commence upon any sale of all of the shares of capital stock of Auburn that occurred within twelve months of the date of the letter of intent. If such sale never occurred then the agreement to enter into the corn origination agreement would be void.

The letter of intent stated that closing of the acquisition was to take place on July 1, 2007, with one extension of up to 120 days. The closing has not yet taken place and the 120 day extension expired in November, 2007. Following the expiration of the 120 day extension period, management of the Company believed that Auburn still intended to proceed with the sale once the necessary financing had been raised. However, following discussions with Auburn, the Company now believes that Auburn does not intend to proceed with the transaction and the letter of intent is now deemed void ab initio based on its expiration. As a result, the agreement to enter into the corn origination agreement is also void. There are no termination fees, costs or penalties due by either the Company or Auburn based on the expiration of the letter of intent and the termination of the agreement to enter into the corn origination agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY RENEWABLE FUELS LLC
(Registrant)

Dated: February 6, 2008	By:	/s/ David Skjaerlund
	Name:	David Skjaerlund
	Title:	President and Chief Executive Officer